      As filed with the Securities and Exchange Commission on May 1, 2007

                          1940 Act File No. 811-07939

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-1A

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                                AMENDMENT NO. 10

                                 MERRIMAC FUNDS
               (Exact Name of Registrant as Specified in Charter)

       200 Clarendon Street, Boston, Mail Code LEG13, Massachusetts 02116
                    (Address of Principal Executive Offices)

       Registrant's Telephone Number, Including Area Code: (888) 637-7622

                          Rainer L.C. Frost, Secretary
                                 Merrimac Funds
                              200 Clarendon Street
                                Mail Code LEG13
                          Boston, Massachusetts 02116
                    (Name and Address of Agent for Service)

                                    Copy to:
                                Philip H. Newman
                              Goodwin Proctor LLP
                                 Exchange Place
                          Boston, Massachusetts 02109

                                 MERRIMAC FUNDS

                                EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act") since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant's series may only be made by "accredited investors" within the meaning of Regulation D under the 1933 Act which generally includes institutional investors and high net worth individuals. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in any series of the Registrant.

Pursuant to General Instruction B2 of Form N-1A, a registration statement filed under only the 1940 Act shall consist of the facing sheet of the Form, responses to all items of Parts A and B except Items 1, 2, 3, 5 and 8 of Part A thereof, responses to all items of Part C except Items 23(e), (i) and (k) and the required signatures, and all other documents that are required or which the Registrant may file as part of the registration statement.

                                     PART A

                                     PART A

                                  May 1, 2007


Responses to Items 1, 2, 3 and 8 have been omitted pursuant to paragraph (b) of Instruction B.2. of the General Instructions to Form N-1A.

ITEM 4. INVESTMENT OBJECTIVE, PRINCIPAL INVESTMENT STRATEGIES AND RELATED RISKS

MERRIMAC CASH FUND

INVESTMENT OBJECTIVE

The investment objective of the Merrimac Cash Fund (the "Cash Fund") is to achieve a high level of current income consistent with preserving principal and liquidity. In view of the risks inherent in all investments in securities, there is no assurance that the Fund's objective will be achieved.

IMPLEMENTATION OF INVESTMENT OBJECTIVES

The Cash Fund is a series of Merrimac Funds (the "Trust"). Unlike other mutual funds which directly acquire and manage their own portfolios of securities, the Cash Fund seeks to achieve its investment objective by investing all of its investable assets in the Merrimac Cash Portfolio (the "Cash Portfolio") which is a series of the Merrimac Master Portfolio (the "Master Portfolio"), an open-end management investment company which is treated as a partnership for federal tax purposes. The Cash Portfolio has the same investment objective and policies as the Cash Fund. Lehman Brothers Asset Management LLC ("LBAM") acts as investment sub-adviser ("Sub-Adviser") to the Cash Portfolio and manages its investment program.

The Cash Portfolio's principal investment strategy is to invest in high quality U.S. dollar-denominated, money market instruments with remaining maturities of 397 calendar days or less that in the opinion of LBAM present minimal credit risk.

The Cash Portfolio may invest in the following U.S. dollar denominated instruments:

  o asset-backed securities;

  o certificates of deposit;

  o commercial paper;

  o corporate debt;

  o municipal obligations;

  o obligations of the U.S. Government or its agencies or instrumentalities;

  o time deposits;

  o U.S. Treasury bill, notes and bonds;

  o repurchase agreements that are collateralized by the securities listed above;

  o debt securities of U.S. and foreign banks or thrift organizations (such as bankers' acceptances); and

  o other short-term debt securities.

Further description of these securities is found in Appendix A.

The Securities and Exchange Commission (the "SEC") has set certain diversification requirements for money market funds. Generally, these requirements limit a money market fund's investments in securities of any issuer to no more than 5% of a fund's assets. Also, strict SEC guidelines do not permit LBAM to invest, with respect to 75% of the Cash Portfolio's assets, greater than 10% of the Cash Portfolio's assets in securities issued by or subject to guarantees by the same institution. Purchases of securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities are not counted toward these limitations.

The Cash Portfolio's investments primarily consist of high-quality securities that qualify as "first-tier" securities under the SEC rules that apply to money market funds. In general, a first-tier security is defined as a security that is:

  > issued or guaranteed by the U.S. Government or any agency or instrumentality thereof;
  > rated or subject to a guarantee that is rated in the highest category for short-term securities by at least two Nationally Recognized Statistical Rating Organizations ("NRSROs"), or by one NRSRO if the security is rated by only one NRSRO;
  > unrated but issued by an issuer or guaranteed by a guarantor that has other comparable short-term obligations so rated; or > unrated but determined by LBAM to be of comparable quality to other first-tier securities.

In addition, LBAM must consider whether a particular investment presents minimal credit risk.

The current NRSROs are:

  > Moody's Investors Service, Inc.;
  > Standard & Poor's Ratings Group;
  > Fitch's IBCA Investors Service; and
  > Dominion Bond Rating Service.

If the rating of a security is downgraded after purchase, LBAM will determine whether it is in the best interest of the Cash Portfolio's shareholders (i.e., the Cash Fund) to continue to hold the security.


While the Cash Fund will endeavor to maintain a constant Fund net asset value ("NAV") of $1 per share, there is no assurance that they will be able to do so. The shares are neither insured nor guaranteed by the U.S. Government. As such, the Cash Fund carries some risk. For example, there is always a risk that the issuer of a security held by the Cash Portfolio will fail to pay interest or principal when due. The Cash Portfolio attempts to minimize credit risk by investing only in securities rated in the highest category for short-term securities, or, if not rated, of comparable quality, at the time of purchase. Additionally, the Cash Portfolio will not purchase a security unless LBAM has determined that the security presents minimal credit risk. There is also a risk that rising interest rates will cause the value of the Cash Portfolio's securities to decline. The Cash Portfolio attempts to minimize interest rate risk by limiting the maturity of each security to 397 calendar days or less and maintaining a dollar-weighted average portfolio maturity for the Cash Portfolio of 90 days or less. An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation ("FDIC") or any other government agency.


In arriving at a decision to buy or sell a security, factors are balanced such as credit quality and maturity to purchase the best relative value available in the market at any given time. While rare, sell decisions are usually based on a change in credit analysis or to take advantage of an opportunity to reinvest at a higher yield or to meet redemptions.

MERRIMAC TREASURY PLUS FUND

INVESTMENT OBJECTIVE

The investment objective of the Merrimac Treasury Plus Fund (the "Treasury Plus Fund") is to achieve a high level of current income consistent with preserving principal and liquidity. In view of the risks inherent in all investments in securities, there is no assurance that the Treasury Plus Fund's objective will be achieved.

IMPLEMENTATION OF INVESTMENT OBJECTIVES

The Treasury Plus Fund is a series of the Trust. Unlike other mutual funds which directly acquire and manage their own portfolios of securities, the Treasury Plus Fund seeks to achieve its investment objective by investing all of its investable assets in the Merrimac Treasury Plus Portfolio (the "Treasury Plus Portfolio") which is a series of the Master Portfolio, an open-end management investment company which is treated as a partnership for federal tax purposes. The Treasury Plus Portfolio has the same investment objective and policies as the Treasury Plus Fund. M&I Investment Management Corp. ("M&I") acts as Sub-Adviser to the Treasury Plus Portfolio and manages its investment program.

The Treasury Plus Portfolio's principal investment strategy is to invest its assets in high-quality, U.S. dollar-denominated Treasury securities with maturities of 397 calendar days or less.

Under normal circumstances, the Treasury Plus Portfolio will invest at least 80% its net assets in direct obligations of the U.S. Treasury (U.S. Treasury bills, notes and bonds) and repurchase agreements collateralized by these instruments. It may invest the remaining assets in securities issued or guaranteed by the U.S. Government or its agencies or in repurchase agreements that are collateralized by these instruments.

Further description of these securities is found in Appendix A.


While the Treasury Plus Fund will endeavor to maintain a constant Fund NAV of $1 per share, there is no assurance that they will be able to do so. The shares are neither insured nor guaranteed by the U.S. Government. As such, the Treasury Plus Fund carries some risk. There is a risk that rising interest rates will cause the value of the Treasury Plus Portfolio's securities to decline. M&I attempts to minimize interest rate risk by limiting the maturity of each security to 397 calendar days or less and maintaining a dollar-weighted average portfolio maturity for the Treasury Plus Portfolio of 60 days or less. An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the FDIC or any other government agency.


In arriving at a decision to buy or sell a security, factors are balanced such as the Treasury Plus Portfolio's objective of maximizing current income while maintaining safety and liquidity. M&I evaluates the government securities market compared to the repurchase agreement market to determine which provides the most value to the Treasury Plus Portfolio. M&I could also sell securities to meet redemption requests.

ITEM 5. MANAGEMENT, ORGANIZATION AND CAPITAL STRUCTURE

MANAGEMENT

INVESTMENT ADVISER


The Cash Fund and the Treasury Plus Fund (each a "Fund" and collectively the "Funds") have not retained the services of an investment adviser because each invests all of its investable assets in its corresponding Portfolio. The Cash Portfolio and the Treasury Plus Portfolio (each a "Portfolio" and collectively the "Portfolios") have each retained the services of Investors Bank & Trust Company - Advisory Division (the "Adviser") as investment adviser. The Adviser continuously reviews and supervises the Portfolios' investment program. The Adviser discharges its responsibilities subject to the supervision of, and policies established by, the Board of Trustees. The Adviser's business address is 200 Clarendon Street, Boston, Massachusetts 02116. The Portfolios each pay the Adviser and Investors Bank & Trust Company a unitary fee for services as Adviser, Administrator, Custodian, Fund Accountant and Transfer Agent. The fee is computed at an annual rate of 0.17% of average net assets of each such Portfolio.


The Adviser acts as a "manager of managers" for the Portfolios, and supervises adherence by investment Sub-Advisers of each Fund's investment policies and guidelines. The Adviser also recommends the appointment of additional or replacement sub-advisers to the Portfolios' Board of Trustees. The Adviser, the Portfolios and the Funds have jointly received exemptive relief from the SEC to permit the Adviser and the Portfolios to add or terminate sub-advisers without shareholder approval.

The Adviser and Sub-Advisers may pay service, administrative or other similar fees charged by a financial intermediary or other financial representative in connection with the servicing of shareholder accounts or the sale of shares of a Fund. Such payments are paid by the Adviser and Sub-Advisers and do not impact the total operating expenses of a Fund. These payments are calculated on the average share value of each client attributable to the particular financial intermediary. The financial intermediaries also may impose requirements on the purchase or sale of shares that are different from, or in addition to, those imposed by each Fund, including requirements as to the minimum initial and subsequent investment amounts.


The payments described above are often referred to as "revenue sharing payments." The recipients of such payments may include the Adviser, the Sub-Advisers, their respective affiliates, broker-dealers, financial institutions and other financial intermediaries through which investors may purchase shares of a Fund. The Adviser and Sub-Advisers select the financial intermediaries to which revenue sharing payments will be made and determine the size of such payments based upon factors that the Adviser and Sub-Advisers may deem relevant. In some circumstances, these payments may create an incentive for an intermediary or its employees or associated persons to recommend or sell shares of a Fund. Please contact your financial intermediary for details about revenue sharing payments it may receive.

The Adviser is a wholly-owned subsidiary of Investors Financial Services Corp. ("IFSC"). On February 4, 2007, IFSC entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with State Street Corporation ("SSC"). Pursuant to the Reorganization Agreement, and subject to the satisfaction of the various conditions contained in the Agreement, IFSC will merge into SSC. Among other things, the merger contemplated by the Reorganization Agreement is subject to obtaining approval by the shareholders of the IFSC and various regulatory authorities. It is currently anticipated that the merger will occur during the third quarter of 2007.


ADVISORY CONTRACT APPROVAL


A discussion of the basis for the board of Trustees' approval of the advisory contracts for the Funds is available in the Funds' semi-annual reports to shareholders for the period ended June 30, 2006.


INVESTMENT SUB-ADVISERS


LBAM serves as Sub-Adviser to the Cash Portfolio. LBAM manages the Cash Portfolio, selects investments and places all orders for the purchase and sale of the Cash Portfolio's securities, subject to the general supervision of, and policies established by the Board of Trustees and the Adviser. The business address of LBAM is 125 High Street, 17th Floor, Boston, Massachusetts 02110. LBAM and its predecessor company have been providing investment advisory services since 1981. LBAM is a direct, wholly-owned subsidiary of Lehman Brothers Holdings Inc.


M&I serves as Sub-Adviser to the Treasury Plus Portfolio. M&I manages the Treasury Plus Portfolio, selects investments and places all orders for the purchase and sale of the Treasury Plus Portfolio's securities, subject to the general supervision of, and policies established by the Board of Trustees and the Adviser. The business address of M&I is 111 East Kilbourn Avenue, Milwaukee, Wisconsin 53202. M&I has been providing investment advisory services since it was established in 1973 as a first tier wholly-owned subsidiary of Marshall & Ilsley Corporation, a publicly held bank holding company. M&I receives fees from the Adviser (and not from Treasury Plus Portfolio) for its services as investment sub-adviser.

ITEM 6. SHAREHOLDER INFORMATION

PRICING OF FUND SHARES

Shares of the Funds are sold at the NAV per share of each Fund next computed after the purchase order is received in good order by Investors Bank & Trust Company ("Investors Bank"). NAV per share is determined once each Business Day as of 4:00 p.m. A Business Day is any day on which both the New York Stock Exchange ("NYSE") and the New York Federal Reserve Bank are open and on any other day on which the Fund elects to accept offers for the purchase and redemption of shares.

Securities purchased by the Portfolios are stated at amortized cost, which approximates market value.

PURCHASE OF FUND SHARES

Shares of the Funds may be purchased by "accredited investors" within the meaning of Regulation D under the 1933 Act, which generally includes institutional investors and high net worth individuals, that have opened accounts with the Funds. The Funds each offer two classes of shares: Premium Class and Institutional Class. The minimum initial investment for Premium Class shares is $10 million. Institutions may satisfy the minimum investment by aggregating their fiduciary accounts. The minimum initial investment for the Institutional Class shares is $10,000. Subsequent purchases may be in any amount. The Funds reserve the right to waive the minimum initial investment. When a Premium Class shareholder's account balance falls below $1 million due to redemption, the shareholder's account may be closed. Such shareholder will be notified if the minimum balance is not being maintained and will be allowed 60 days to make additional investments before the account is closed.

Share purchase orders are deemed to be in good order on the date a completed Subscription Agreement is received (along with other required documents) and federal funds become available in the Funds' account with Investors Bank.

PURCHASES MAY BE MADE ONLY BY WIRE. A bank may impose a charge to execute a wire transfer. A purchaser must call 1-888-637-7622 to inform Investors Bank of an incoming wire transfer. A purchase order for shares received in proper form by 4:00 p.m. on a Business Day will be executed at the NAV per share next determined after receipt of the order, provided that Investors Bank receives the wire by the close of business on the day the purchase order is received. Purchase orders received after 4:00 p.m. will be effected on the next Business Day if cleared funds are received before the close of business on the next Business Day. Purchase orders for shares for which payment has not been received by the close of business will not be accepted, and notice thereof will be given to the purchaser. The Funds also may limit the amount of a purchase order received after 3:00 p.m. (ET).

On days when the financial markets close early, such as the day after Thanksgiving and Christmas Eve, all purchase orders must be received by 1:00 p.m. (ET).

The Funds reserve the right in their sole discretion (i) to suspend the offering of shares, (ii) to reject purchase orders when in its best interest and (iii) to modify or eliminate the minimum initial investment. Purchase orders may be refused if, for example, they are of a size that could disrupt management of the Portfolios.

Under applicable anti-money laundering regulations and other federal regulations, purchase orders may be suspended, restricted, or canceled and the monies may be withheld. The Funds reserve the right to request such information as is necessary to verify the identity of a prospective investor. In the event of delay or failure by a prospective investor to produce any information required for verification purposes, the Funds may refuse to accept the subscription and any monies relating thereto.

The Board of Trustees of the Portfolios has determined that, due to the nature of money market funds, no policy regarding the frequent purchase and sale of fund shares, or "market timing," is necessary. The liquidity and short average maturity of the securities in which the Portfolios invest make it unlikely that the Portfolios or their shareholders will be harmed by frequent trading.

REDEMPTION OF FUND SHARES

Shareholders may redeem all or a portion of their shares on any Business Day. Shares will be redeemed at the NAV next determined after Investors Bank has received a proper notice of redemption as described below. If notice of redemption is received prior to 4:00 p.m. on a Business Day, the redemption will be effective on the date of receipt. Proceeds of the redemption will ordinarily be made by wire on the date of receipt.

Shareholder redemption requests received after 4:00 p.m. on a Business Day, will ordinarily receive payment by wire on the next Business Day. All redemption requests placed after 3:00 p.m. (ET) may only be placed by telephone.

Each Fund reserves the right in its sole discretion to suspend redemptions, or postpone payments or redemptions for more than seven days when the NYSE is closed or when trading is restricted for any reason, or under emergency circumstances or during any other period as permitted by the SEC for the protection of investors. Each Fund reserves the right to postpone payments for redemption requests received after 3:00 p.m. (ET) until the next Business Day.

On days when the financial markets close early, such as the day after Thanksgiving and Christmas Eve, all redemption orders must be received by 1:00 p.m. (ET).


A shareholder may elect to receive payment in the form of a wire or check. There is no charge imposed by a Fund to redeem shares; however, in the case of redemption by wire, a shareholder's bank may impose its own wire transfer fee for receipt of the wire.


DIVIDENDS AND DISTRIBUTIONS

Each Fund intends to declare as a dividend substantially all of its net investment income at the close of each Business Day and will pay such dividends monthly. Substantially all of a Fund's distributions will be from net investment income. Shareholders of the Funds shall be entitled to receive dividends on the Business Day their purchase is effected but shall not receive dividends on the Business Day that their redemption is effected. Distributions of net capital gains, if any, are made annually at the discretion of the officers of the Funds. Dividends and/or capital gain distributions will be reinvested automatically in additional shares at the NAV and such shares will be automatically credited to a shareholder's account, unless a shareholder elects to receive either dividends or capital gains distributions (or both) in cash. Shareholders may change their distribution option at any time by writing to Investors Bank with a Signature Guarantee prior to the record date of any such dividend or distribution.

TAX CONSEQUENCES

The following discussion summarizes certain federal income tax issues generally affecting Fund shareholders, but does not address all of the tax issues that may be relevant to investors. Each investor should discuss with a tax adviser regarding the tax consequences of an investment in a Fund based upon the investor's particular circumstances.

Dividends from net investment income and distributions of net short-term capital gains generally are taxable to shareholders as ordinary income. Distributions from net long-term capital gains generally are taxable as long-term capital gains regardless of the length of time a shareholder has held its shares. Ordinary and capital gain dividends generally are taxable whether they are paid in cash or in additional shares.

Gain or loss, if any, recognized on the sale, exchange or other disposition of shares of the Funds will be taxed as capital gain or loss if the shares are capital assets in the shareholder's hands and the transaction is treated as a sale for federal income tax purposes. Such gain or loss will be a long term gain or loss if the shares have been held for more than one year. Since each Fund attempts to maintain a stable NAV of $1.00 per share, it is anticipated that gain or loss would generally not result upon disposition of the shares of the Funds.

Every January, the Funds provide information to their shareholders about dividends and distributions, and about the shareholders' redemptions during the previous calendar year. Any shareholder who does not provide a correct taxpayer identification number and required certification may be subject to federal backup withholding tax, currently at a rate of 28%.

DISTRIBUTION EXPENSES

Shares of each Fund are sold on a private placement basis in accordance with Regulation D under the 1933 Act, directly by the Funds without a distributor and are not subject to a sales load or redemption fee; assets of the Institutional Class of shares are subject to a shareholder servicing fee of up to 0.25% of average daily net assets. The assets of the Premium Class of shares are not subject to a Rule 12b-1 or shareholder servicing fee.

MASTER FEEDER FUNDS

The Funds are "feeder" funds that invest exclusively in corresponding "master" portfolios with identical investment objectives. The master portfolio may accept investments from multiple feeder funds, which bear the master portfolio's expenses in proportion to their assets.

Each feeder fund and its master portfolio expect to maintain consistent investment objectives, but if they do not, a Fund will withdraw from the master portfolio, receiving either cash or securities in exchange for its interest in the master portfolio. The Trustees of the Trust would then consider whether a Fund should hire its own investment adviser, invest in a different portfolio, or take other action.

DISCLOSURE OF PORTFOLIO HOLDINGS

In general, portfolio holdings information is available monthly, upon request. A description of the Funds' policies and procedures regarding the disclosure of the Funds' portfolio securities is available in the Statement of Additional Information.

                                   APPENDIX A

ASSET-BACKED SECURITIES. The Cash Portfolio may invest in asset-backed securities, which consist of securities secured by company receivables, home equity loans, truck and auto loans, leases, credit card receivables and other securities backed by other types of receivables or other assets. Credit support for asset-backed securities may be based on the underlying assets and/or provided through credit enhancements such as letters of credit, insurance bonds, limited issuer guarantees, senior-subordinated structures and over collateralization. Asset-backed securities are normally traded over-the-counter and typically have a short-intermediate maturity structure depending on the paydown characteristics of the underlying financial assets which are passed through to the security holder. Asset-backed securities may be subject to prepayment risk, particularly in a period of declining interest rates. Prepayments, which occur when unscheduled payments are made on the underlying debt instruments, may shorten the effective maturities of these securities and may lower their total returns. Asset-backed securities generally do not have the benefit of a security interest in collateral that is comparable to mortgage assets and there is the possibility that recoveries on repossessed collateral may not be available to support payments on these securities. There is no limit on the extent to which the Portfolio may invest in asset-backed securities; however, the Portfolio will only invest in asset-backed securities that carry a rating in the highest category from at least two NRSROs.

COMMERCIAL PAPER. The Cash Portfolio may invest in commercial paper which includes unsecured, short-term debt instruments issued by a corporation or a bank, usually with a high quality debt rating, to finance short-term credit needs such as inventory or accounts receivable. Typically commercial paper has a maturity of less than 270 days.

CORPORATE DEBT OBLIGATIONS. Subject to its credit quality and maturity limitations, the Cash Portfolio may invest in corporate bonds, including obligations of industrial, utility, banking and other financial issuers. Corporate bonds are subject to the risk of an issuer's inability to meet principal and interest payments and may also be subject to price volatility due to such factors as market interest rates, market perception of the creditworthiness of the issuer and general market liquidity.


EURODOLLAR AND YANKEE DOLLAR INVESTMENTS. The Cash Portfolio may invest in Eurodollar and Yankee Dollar instruments. Eurodollar instruments are bonds of foreign corporate and government issuers that pay interest and principal in U.S. dollars held in banks outside the United States, primarily in Europe. Yankee Dollar instruments are U.S. dollar denominated bonds typically issued in the U.S. by foreign governments and their agencies and foreign banks and corporations. The Portfolio may invest in Eurodollar Certificates of Deposit ("ECDs"), Eurodollar Time Deposits ("ETDs") and Yankee Certificates of Deposit ("Yankee CDs"). ECDs are U.S. dollar-denominated certificates of deposit issued by foreign branches of domestic banks; ETDs are U.S. dollar-denominated deposits in a foreign branch of a U.S. bank or in a foreign bank; and Yankee CDs are U.S. dollar-denominated certificates of deposit issued by a U.S. branch of a foreign bank and held in the U.S. These investments involve risks that are different from investments in securities issued by U.S. issuers, including potential unfavorable political and economic developments, foreign withholding or other taxes, seizure of foreign deposits, currency controls, interest limitations or other governmental restrictions which might affect payment of principal or interest.

REPURCHASE AGREEMENTS. The Cash Portfolio and the Treasury Plus Portfolio each may enter into repurchase agreements, which are agreements by which a person obtains a security and simultaneously commits to return the security to the seller at an agreed upon price (including principal and interest) on an agreed upon date within a number of days from the date of purchase. In substance, a repurchase agreement is a loan by the Portfolio collateralized with securities. The lending Portfolio's Custodian or its agent will hold the security as collateral for the repurchase agreement. All repurchase transactions must be collateralized initially at a value at least equal to 102% of the repurchase price and counterparties are required to deliver additional collateral in the event the market value of the collateral falls below 100%. The Portfolios bear the risk of loss in the event the other party defaults on its obligations and the Portfolio is delayed or prevented from its right to dispose of the collateral securities or if the Portfolio realizes a loss on the sale of the collateral securities. Each Portfolio will enter into repurchase agreements with financial institutions deemed to present minimal risk of bankruptcy during the term of the agreement based on guidelines established and periodically reviewed by the Trustees. Each Portfolio will not invest more than 10% of its net assets in repurchase agreements maturing in more than seven days because such agreements would be considered "illiquid securities."

RESTRICTED AND ILLIQUID SECURITIES. Each Portfolio may invest up to 10% of its net assets in illiquid securities. Illiquid securities are those that are not readily marketable, repurchase agreements maturing in more than seven days and certain restricted securities. In addition, the Cash Portfolio may invest in time deposits with a notice or demand period of more than seven days. Based upon continuing review of the trading markets for a specific restricted security, the security may be determined to be eligible for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and, therefore, to be liquid. Also, certain illiquid securities may be determined to be liquid if they are found to satisfy certain relevant liquidity requirements. The Board of Trustees of the Trust has adopted guidelines and delegated to each Portfolio's investment Adviser or Sub-adviser, as applicable, the daily function of determining and monitoring the liquidity of portfolio securities, including restricted and illiquid securities. Each Portfolio's Board of Trustees, however, retains oversight and is ultimately responsible for such determinations. The purchase price and subsequent valuation of illiquid securities normally reflect a discount, which may be significant, from the market price of comparable securities for which a liquid market exists.

U.S. GOVERNMENT SECURITIES. The Cash Portfolio may invest in U.S. Government securities. U.S. Government securities are high-quality securities issued or guaranteed by the U.S. Treasury or by an agency or instrumentality of the U.S. Government. U.S. Government securities may be backed by the full faith and credit of the U.S. Treasury, the right to borrow from the U.S. Treasury, or the agency or instrumentality issuing or guaranteeing the security. For example, securities issued by the Federal Farm Credit Bank or by the Federal National Mortgage Association are supported by the agency's right to borrow money from the U.S. Treasury under certain circumstances. Certain issuers of U.S. Government securities, including Fannie Mae, Freddie Mac, and the Federal Home Loan Banks, are sponsored or chartered by Congress but their securities are neither issued nor guaranteed by the U.S. Treasury.


VARIABLE AND FLOATING RATE INSTRUMENTS. Certain of the obligations purchased by the Cash Portfolio and the Treasury Plus Portfolio may carry variable or floating rates of interest and may include variable rate master demand notes. A floating rate security provides for the automatic adjustment of its interest rate whenever a specified interest rate changes. A variable rate security provides for the automatic establishment of a new interest rate on set dates. Variable and floating rate instruments may include variable amount master demand notes that permit the indebtedness thereunder to vary in addition to providing for periodic adjustments in the interest rate. There may be no active secondary market with respect to a particular variable or floating rate instrument. Nevertheless, the periodic readjustments of their interest rates tend to assure that their value to a Portfolio will approximate their par value. Further, some of the demand instruments purchased by a Portfolio derive their liquidity from the ability of the holder to demand repayment from the issuer or from a third party providing credit support. The creditworthiness of issuers of variable and floating rate instruments and their ability to repay principal and interest will be continuously monitored by each Portfolio's investment adviser or sub-adviser.

ZERO COUPON AND DEFERRED PAYMENT SECURITIES. The Cash Portfolio may invest in zero coupon and deferred payment securities. Zero coupon securities are securities sold at a discount to par value and on which interest payments are not made during the life of the security. Upon maturity, the holder is entitled to receive the par value of the security. The Portfolio is required to accrue income with respect to these securities prior to the receipt of cash payments. Because the Portfolio will distribute their share of this accrued income to shareholders, to the extent that the shareholders and shareholders elect to receive dividends in cash rather than reinvesting such dividends in additional shares, the Portfolio will have fewer assets with which to purchase income producing securities. Deferred payment securities are securities that remain zero coupon securities until a predetermined date, at which time the stated coupon rate becomes effective and interest becomes payable at regular intervals.

                                    PART B

ITEM 9. COVER PAGE AND TABLE OF CONTENTS

                                 MERRIMAC FUNDS
                               Merrimac Cash Fund
                          Merrimac Treasury Plus Fund

                                     PART B

                      STATEMENT OF ADDITIONAL INFORMATION


                                  May 1, 2007

This Statement of Additional Information ("SAI") is not a Prospectus and is only authorized for distribution when preceded or accompanied by the Merrimac Funds' (the "Trust") current Prospectus dated May 1, 2007. Financial Statements are incorporated by reference into this SAI from the Trust's most recent Annual Report as it becomes available. This SAI supplements and should be read in conjunction with the Prospectus, a copy of which may be obtained without charge by calling the Trust at 1-888-637-7622 or writing the Trust at 200 Clarendon Street, Boston, Massachusetts 02116. This SAI is not an offer of any fund for which an investor has not received a Prospectus.


Information about the Funds (including the SAI) may be reviewed and copied at the Securities and Exchange Commission's (the "SEC's") Public Reference Room in Washington, D.C., or you may obtain copies, upon payment of a duplicating fee, by writing to the Public Reference Room of the SEC, Washington, D.C. 20549-0102 or by electronic request at the following E-mail address: publicinfo@sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 202-942-8090. Reports and other information about the Trust may be obtained on the Commission's Internet site at http://www.sec.gov.

                               TABLE OF CONTENTS


                                  Page                                    Page


Fund History                       B-2     Brokerage Allocation and
                                             Other Practices               B-15

Description of the Funds, Their            Capital Stock and Other
  Investments and Risks            B-2       Securities                    B-16

Management of the Trust            B-8     Purchase, Redemption and
                                             Valuation of Shares           B-18

Control Persons and Principal              Taxation of the Trust           B-18
  Holders of Securities           B-11

Proxy Voting Policy               B-12     Financial Statements            B-21

Investment Advisory and                    Appendix                        B-22
Other Services                    B-12

ITEM 10. FUND HISTORY


Merrimac Funds (the "Trust") is composed of two funds: Merrimac Cash Fund ("Cash Fund") and Merrimac Treasury Plus Fund ("Treasury Plus Fund") (each, a "Fund" and collectively, the "Funds"). As of May 1, 2007 the Merrimac Treasury Plus Fund was inactive.


The Trust is a business trust organized under the laws of the State of Delaware pursuant to a Master Trust Agreement dated October 30, 1996, as amended.

The Merrimac Cash Portfolio ("Cash Portfolio") and the Merrimac Treasury Plus Portfolio ("Treasury Plus Portfolio") are each a series or sub-trust of the Merrimac Master Portfolio (the "Portfolio Trust"), a common law trust organized under New York law on October 30, 1996, registered as an open-end management investment company under the 1940 Act.

The Cash Portfolio and the Treasury Plus Portfolio are collectively referred to as the "Portfolios."

ITEM 11. DESCRIPTION OF THE FUNDS, THEIR INVESTMENTS AND RISKS

CLASSIFICATION

Each Fund is a diversified open-end, management investment company under the 1940 Act and a separate series of the Trust.

MASTER/FEEDER STRUCTURE. The Cash Fund invests all of its investable assets in the Cash Portfolio. The Treasury Plus Fund invests all of its investable assets in the Treasury Plus Portfolio. Both Funds are sometimes referred to in this SAI as feeder funds.

Each Portfolio has the same investment objective and restrictions as its corresponding Fund. Because the feeder funds invest all of their investable assets in their corresponding Portfolios, the description of each Fund's investment policies, techniques, specific investments and related risks that follows also applies to the corresponding Portfolio.

In addition to these feeder funds, other feeder funds may invest in these Portfolios, and information about the other feeder funds is available by calling 1-888-637-7622 for each Portfolio. The other feeder funds invest in the Portfolios on the same terms as the Funds and bear a proportionate share of the Portfolio's expenses. The other feeder funds may sell shares on different terms and under a different pricing structure than the Funds, which may produce different investment results.

There are certain risks associated with an investment in a master-feeder structure. Large scale redemptions by other feeder funds in a Portfolio may reduce the diversification of a Portfolio's investments, reduce economies of scale and increase a Portfolio's operating expenses. If the Portfolio Trust's Board of Trustees approves a change to the investment objective of a Portfolio that is not approved by the Trust's Board of Trustees, a Fund would be required to withdraw its investment in the Portfolio and engage the services of an investment adviser or find a substitute master fund. Withdrawal of a fund's interest in its Portfolio, which may be required by the Trust's Board of Trustees without shareholder approval, might cause the fund to incur expenses it would not otherwise be required to pay.

INVESTMENT STRATEGIES AND RISKS

MATURITY AND DURATION. Duration of an individual portfolio security is a measure of the security's price sensitivity taking into account expected cash flow and prepayments under a wide range of interest rate scenarios. In computing the duration a Portfolio will have to estimate the duration of obligations that are subject to prepayment or redemption by the issuer taking into account the influences of interest rates on prepayments and coupon flows.

Each of the Portfolios has a policy of investing in instruments with maturities of 397 days or less. For purposes of complying with this policy, each Portfolio will determine the maturity of an instrument in accordance with the requirements of Rule 2a-7 under the 1940 Act. Rule 2a-7 permits each Portfolio to shorten the maturity of a particular instrument in circumstances in which the instrument is subject to certain types of demand features or interest-rate-reset provisions. The Treasury Plus Portfolio will maintain a dollar-weighted average portfolio maturity of 60 days or less. The Cash Portfolio will maintain a dollar weighted average portfolio maturity of 90 days or less.

SECURITIES LENDING. Each Portfolio may lend up to 33 1/3% of its portfolio of securities pursuant to agreements requiring that the loan be continuously secured by cash or equivalent collateral or by a letter of credit or bank guarantee in favor of the Portfolio at least equal at all times to 100% of the market value plus accrued interest on the securities lent. The Portfolio will continue to receive interest on the securities lent while simultaneously seeking to earn interest on the investment of cash collateral. Collateral is marked to market daily. Loans are subject to termination by the Portfolio or the borrower at any time and are, therefore, not considered to be illiquid investments.

SHORT-TERM TRADING. Although each Portfolio usually intends to hold securities purchased until maturity, at which time they will be redeemable at their full principal value plus accrued interest, they may, at times, engage in short-term trading to attempt to take advantage of yield variations in the short-term market. Each Portfolio also may sell portfolio securities prior to maturity based on a revised evaluation of the creditworthiness of the issuer or to meet redemptions. In the event there are unusually heavy redemption requests due to changes in interest rates or otherwise, a Portfolio may have to sell a portion of its investment portfolio at a time when it may be disadvantageous to do so. However, each Portfolio's ability to borrow funds to accommodate redemption requests mitigates in part the necessity for such portfolio sales during these periods.


WHEN-ISSUED AND DELAYED DELIVERY TRANSACTIONS. Each Portfolio may invest in when-issued and delayed delivery securities, which are securities purchased for delivery beyond the normal settlement date at a stated price and yield, thereby involving the risk that the yield obtained will be less than that available in the market at delivery. Although the purchase of securities on a when-issued basis is not considered leveraging, it has the effect of leveraging. When such a security is purchased, the Custodian will set aside cash or liquid securities to satisfy the purchase commitment unless the relevant Portfolio has entered into an offsetting agreement to sell the securities. These segregated securities will be valued at market and additional cash or securities will be segregated if necessary so that the market value of the account will continue to satisfy the purchase commitment. A Portfolio generally will not pay for such securities or earn interest on them until received. Commitments to purchase when-issued securities will not, under normal market conditions, exceed 25% of the Portfolio's total assets, and a commitment will not exceed 90 days. A Portfolio will only purchase when-issued securities for the purpose of acquiring portfolio securities and not for speculative purposes. However, a Portfolio may sell these securities or dispose of the commitment before the settlement date if it is deemed advisable as a matter of investment strategy. The market value of when-issued or delayed delivery securities when they are delivered may be less than the amount the Portfolios paid for them.


INVESTMENT INSTRUMENTS


BANKERS' ACCEPTANCES. The Cash Portfolio may invest in bankers' acceptances which are bills of exchange or time drafts drawn on and accepted by a commercial bank. They are used by corporations to finance the shipment and storage of goods and to furnish dollar exchange. Maturities are generally six months or less.

CERTIFICATES OF DEPOSIT. The Cash Portfolio may invest in certificates of deposit ("CDs"), which are negotiable interest bearing instruments with a specific maturity. CDs are issued by banks and thrift institutions in exchange for the deposit of funds and normally can be traded in the secondary market prior to maturity.


COMMERCIAL PAPER. The Cash Portfolio may invest in commercial paper which includes unsecured, short-term debt instruments issued by a corporation or a bank, usually with a high quality debt rating, to finance short-term credit needs such as inventory or accounts receivable. Typically commercial paper has a maturity of less than 270 days.

EXTENDIBLE SECURITIES. The Cash Portfolio may invest in extendible securities including Extendible Commercial Notes ("ECNs"), Extendible Medium-Term Notes ("XMTNs"), Trust Liquidity Notes ("TLNs") and Secured Liquidity Notes ("SLNs"). ECNs are short-term (90 days or less) securities that automatically extend to a 390-day maximum maturity if the issuer does not redeem the ECNs on Initial Redemption Date (the equivalent of a commercial paper maturity). Investors receive a premium for giving the issuer the option to extend the maturity and a stepped-up coupon if the maturity is extended. ECNs carry the same credit rating(s) as the issuer's commercial paper. XMTNs are short-term securities with the majority having a one month floating rate coupon. Each month the investor has the option to put the security back to the issuer creating an extended 390-day maturity. If the security is not put back to the issuer it is rolled over every month with a 3-10 year stated final maturity. Investors receive a stepped-up coupon each year the security is held. XMTNs carry the same credit rating(s) as the issuer's commercial paper. TLNs are short-term securities with an expected maturity of 1 to 270 days that, if extended, have a final maturity of 397 days. TLNs are backed by a single asset, typically credit cards, and are supported by third-party liquidity. Upon extension, the investor receives a stepped-up coupon and the trust goes into early amortization with any payments to the trust flowing to the TLN investor. SLNs are short-term securities with an expected maturity of 1 to 270 days that, if extended, have a final maturity of 397 days. SLNs are backed by a diverse set of assets and are supported by a market value or total return swap which eliminates market value and liquidity risks associated with the assets. Upon extension, the investor receives a stepped-up coupon and the assets backing the SLNs are auctioned off with the proceeds flowing to the SLN investor.

FUNDING AGREEMENTS. The Cash Portfolio may invest in funding agreements. A funding agreement is, in substance, an obligation of indebtedness negotiated privately between an investor and an insurance company. Funding agreements often have maturity-shortening features, such as an unconditional put, that permit the investor to require the insurance company to return the principal amount of the funding agreement, together with accrued interest, within one year or less. Most funding agreements are not transferable by the investor and, therefore, are illiquid, except to the extent the funding agreement is subject to a demand feature of seven days or less. An insurance company may be subject to special protections under state insurance laws, which protections may impair the ability of the investor to require prompt performance by the insurance company of its payment obligations under the funding agreement.


INVESTMENT COMPANIES. The Portfolios may invest in the securities of other investment companies to the extent allowed by law.


LOAN PARTICIPATIONS. The Cash Portfolio may invest in loan participations, which represent a participation in a corporate loan of a commercial bank. Such loans must be to corporations in whose obligations the Portfolios may invest. Since the issuing bank does not guarantee the participations in any way, they are subject to the credit risks generally associated with the underlying corporate borrower. It may be necessary under the terms of the loan participation for the Portfolios to assert through the issuing bank such rights as may exist against the corporate borrower, in the event the underlying corporate borrower fails to pay principal and interest when due. In such circumstances, the Portfolio may be subject to delays, expenses and risks that are greater than if the Portfolio had purchased a direct obligation (such as commercial paper) of such borrower. Further, under the terms of the loan participation, the Portfolios may be regarded as a creditor of the issuing bank (rather than the underlying corporate borrower), so that the Portfolio may also be subject to the risk that the issuing bank may become insolvent. The secondary market for loan participations is extremely limited, and therefore loan participations purchased by the Portfolio are generally regarded as illiquid.


REPURCHASE AGREEMENTS. The Cash Portfolio and the Treasury Plus Portfolio may invest in repurchase agreements. A repurchase agreement is an agreement under which a Portfolio acquires money market instruments (generally U.S. Government Securities) from a commercial bank, broker or dealer, subject to resale to the seller at an agreed-upon price and date (normally the next business day). The resale price reflects an agreed-upon interest rate effective for the period the instruments are held by a Portfolio and is unrelated to the interest rate on the instruments. The instruments acquired by a Portfolio (including accrued interest) must have an aggregate market value in excess of the resale price and will be held by the custodian bank for the Portfolio until they are repurchased. The Board of Trustees of the Portfolio Trust will monitor the standards that the investment adviser or sub-adviser will use in reviewing the creditworthiness of any party to a repurchase agreement with a Portfolio. See "Investment Advisory Services" for information regarding the investment adviser and sub-adviser.


The use of repurchase agreements involves certain risks. For example, if the seller defaults on its obligation to repurchase the instruments acquired by a Portfolio at a time when their market value has declined, a Portfolio may incur a loss. If the seller becomes insolvent or subject to liquidation or reorganization under bankruptcy or other laws, a court may determine that the instruments acquired by a Portfolio are collateral for a loan by a Portfolio and therefore are subject to sale by the trustee in bankruptcy. Finally, it is possible that a Portfolio may not be able to substantiate its interest in the instruments it acquires. It is expected that these risks can be controlled through careful documentation and monitoring.


REVERSE REPURCHASE AGREEMENTS. The Cash Portfolio and the Treasury Plus Portfolio each may borrow funds for temporary purposes by entering into reverse repurchase agreements. Pursuant to such agreements, each Portfolio would sell the securities to financial institutions such as banks and broker-dealers and agree to repurchase them at a mutually agreed-upon date and price. Each Portfolio will enter into reverse repurchase agreements to avoid otherwise selling securities during unfavorable market conditions to provide cash to satisfy redemption requests. At the time each Portfolio enters into a reverse repurchase agreement, it would place in a segregated custodial account, assets such as cash or liquid securities, consistent with each Portfolio's investment restrictions and having a value equal to the repurchase price (including accrued interest), and would subsequently monitor the account to ensure that such equivalent value was maintained. Reverse repurchase agreements involve the risk that the counterparty may default at a time when the market value of securities sold by each Portfolio have increased in value. Reverse repurchase agreements are considered by the SEC to be borrowings by the Portfolio under the 1940 Act.

TIME DEPOSITS. The Cash Portfolio may invest in time deposits ("TDs"), which are non-negotiable receipts issued by a bank in exchange for the deposit of funds. Like a certificate of deposit, a TD earns a specified rate of interest over a definite period of time; however, it cannot be traded in the secondary market.

U.S. GOVERNMENT SECURITIES. The Cash Portfolio and the Treasury Plus Portfolio each may invest in U.S. Government Securities. Not all U.S. Government Securities are backed by the full faith and credit of the United States. For example, securities issued by the Federal Farm Credit Bank or by the Federal National Mortgage Association are supported by the agency's right to borrow money from the U.S. Treasury under certain circumstances. Securities issued by the Federal Home Loan Bank are supported only by the credit of the agency. There is no guarantee that the U.S. Government will support these types of securities, and therefore they involve more risk than "full faith and credit" Government Securities. The Treasury Portfolio will primarily invest in "full faith and credit" U.S. Government Securities.


FUND POLICIES


The Funds and the Portfolios have adopted the following fundamental policies. Each of the Fund's and Portfolio's fundamental policies cannot be changed unless the change is approved by a "vote of the outstanding voting securities" of a Fund or a Portfolio, as the case may be, which phrase as used herein means the lesser of (i) 67% or more of the voting securities of a Fund or Portfolio present at a meeting, if the holders of more than 50% of the outstanding voting securities of a Fund or Portfolio are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities of a Fund or Portfolio.


As a matter of fundamental policy, each Portfolio (Fund) may not:

    (1) purchase any securities that would cause more than 25% of the total assets of the Portfolio at the time of such purchase to be invested in securities of one or more issuers conducting their principal business activities in the same industry, provided that there is no limitation with respect to U.S. Government Securities, bank obligations or repurchase agreements collateralized by any of such obligations as applicable;

    (2) borrow money, except as a temporary measure for extraordinary or emergency purposes or to facilitate redemptions, provided that borrowing does not exceed an amount equal to 33 1/3% of the current value of the Portfolio's assets taken at market value, less liabilities, other than borrowings;

    (3) purchase securities on margin (except for delayed delivery or when-issued transactions or such short-term credits as are necessary for the clearance of transactions);


    (4) make loans to any person or firm; provided, however, that the making of a loan shall not include entering into repurchase agreements, and provided further that a Portfolio may lend its portfolio securities to broker-dealers or other institutional investors if the aggregate value of all securities loaned does not exceed 33 1/3% of the value of a Portfolio's total assets;


    (5) engage in the business of underwriting the securities issued by others, except that a Portfolio will not be deemed to be engaging in the business of underwriting with respect to the purchase or sale of securities subject to legal or contractual restrictions on disposition;

    (6) issue senior securities, except as permitted by its investment objective, policies and restrictions, and except as permitted by the 1940 Act; and

    (7) purchase or sell real estate, commodities, or commodity contracts unless acquired as a result of ownership of securities, and provided further that a Portfolio may invest in securities backed by real estate and in financial futures contracts and options thereon.

If any percentage restriction described above is adhered to at the time of investment, a subsequent increase or decrease in the percentage resulting from a change in the net assets of the Portfolios (Funds) will not constitute a violation of the restriction. The above restrictions also apply to each Fund, with the exception that a Fund may invest all of its investable assets without limitation in its respective Portfolio.

As a non-fundamental policy the Treasury Plus Portfolio (Fund) will, under normal circumstances, invest at least 80% of its net assets in direct obligations of the U.S. Treasury (U.S. Treasury bills, notes and bonds) and repurchase agreements collateralized by these instruments. These investment policies are not fundamental and should the Portfolio's Board decide to change these policies, shareholders will be provided at least 60 days notice.

PORTFOLIO HOLDINGS INFORMATION

The Funds and Portfolios view holdings information as sensitive and disclose information about portfolio holdings only in accordance with guidelines approved by the Board of Trustees. The guidelines are designed to permit only disclosures that are consistent with the best interests of the Funds' shareholders. Because of the master-feeder structure, the Funds will have the same underlying portfolio holdings as their respective Portfolios. No current or potential investor, with the exception of the Funds (or their representative), shall be provided information about portfolio holdings on a preferential basis in advance of the provision of that information to other investors.

Portfolio holdings information will be released under the circumstances described below. The receiving parties are required, either by explicit agreement or by virtue of their respective duties to the Funds or Portfolios, to maintain the confidentiality of the information disclosed. There can be no assurance that the policies and procedures adopted by the Funds and Portfolios regarding selective disclosure of portfolio holdings will protect the funds and Portfolios from potential misuse of that information by the receiving parties. In the event of a conflict of interest between the Funds and Portfolios and third-party service providers relating to the possible disclosure of portfolio holdings information, the Funds' and Portfolios' Chief Compliance Officer shall resolve any conflict of interest in favor of the Funds' and Portfolios' interest.

1. As required by applicable laws, rules or regulations;


2. As appropriate for legitimate business purposes of the Funds or Portfolios (currently consisting of disclosure to a potential sub-adviser for due diligence purposes; disclosure to a newly hired adviser or sub-adviser; disclosure to a rating and ranking agency; disclosure to third-party service providers, such as the administrator, transfer agent, custodian, fund accounting agent, auditors, financial printers or legal counsel, in the normal course of their performance of services for the Funds and Portfolios). Current portfolio holdings information may be periodically provided to these entities to the extent necessary to achieve their respective business purpose; or


3. Otherwise when the disclosure of such information is determined by the Funds' or Portfolios' President or his designee to be in the best interests of Fund or Portfolio shareholders.

Shareholders of the same Fund or Portfolio shall be treated alike in terms of access to portfolio holdings information, which, except as outlined above, shall not be disclosed to any investor prior to the time the same information is disclosed publicly. In general, portfolio holdings information is available to shareholders monthly (within 15 days of month-end), upon request.

No person or entity, including officers of the Funds or Portfolios or employees of the adviser, sub-advisers or other service providers or their affiliates receive any compensation in connection with the disclosure of portfolio holdings information. However, the Funds and Portfolios reserve the right to charge a nominal processing fee, payable to the applicable Fund or Portfolio, to non-shareholders requesting portfolio holdings information. The fee is designed to offset a Fund's or Portfolio's costs in providing such information. No such information shall be provided in violation of the policies described above.

The Board of Trustees has approved these policies and procedures regulating the disclosure of portfolio holdings information. The Board of Trustees shall approve any changes to these policies and procedures as the Board deems necessary, from time to time.

ITEM 12. MANAGEMENT OF THE TRUST

BOARD OF TRUSTEES

Overall responsibility for management and supervision of the Trust and the Funds rests with the Board of Trustees. The Trustees approve all significant agreements between the Trust and the persons and companies that furnish services to the Trust or the Funds, including agreements with its custodian, transfer agent, investment adviser, sub-adviser and administrator. The day-to-day operations of the Funds are delegated to their sub-adviser.

TRUSTEES AND OFFICERS. The names, ages and principal occupation(s) during the last five years of the Trustees and officers of the Trust are listed below. The business address of the Trustees and officers of the Trust and the Portfolio Trust is c/o Investors Bank & Trust Company, PO Box 9130, Boston, Massachusetts 02117.

TRUSTEES AND OFFICERS OF THE TRUST AND THE PORTFOLIO TRUST


                         POSITIONS HELD                                                                         NUMBER OF PORTFOLIOS
                         WITH THE TRUST          TERM OF OFFICE                                                   IN FUND COMPLEX
                         AND THE                 AND LENGTH OF                                                       OVERSEEN BY
NAME AND AGE             PORTFOLIO TRUST         TIME SERVED(1)          PRINCIPAL OCCUPATION(S)                 TRUSTEE/OFFICER(2)

INDEPENDENT TRUSTEES

THOMAS J. BROWN          Trustee                 Since 2004              Independent Trustee, VALIC Company I            13
Age: 61                                                                  and II (annuities), 2005 - present

FRANCIS J. GAUL, JR.     Trustee                 Merrimac Master         Private Investor, 1997 - present;               13
Age: 63                                          Portfolio since         Co-owner, Sorin Associates, LLC, 1999-
                                                 1996; Merrimac          present.
                                                 Series since 1998

ARTHUR H. MEEHAN         Trustee                 Since 2004              Retired                                         13
Age: 71

INTERESTED TRUSTEE AND
OFFICERS(3)

KEVIN J. SHEEHAN         Trustee                 Merrimac Master         Chairman and Chief Executive Officer,           13
Age:  55                                         Portfolio since         Investors Financial Services Corp. and
                                                 1996; Merrimac          Investors Bank & Trust Company, 2001 -
                                                 Series since 1998       present; Chairman, Chief Executive
                                                                         Officer and President, Investors
                                                                         Financial Services Corp. and Investors
                                                                         Bank & Trust Company, 1999 - 2001.

PAUL J. JASINSKI         President and           Merrimac Master         Managing Director, Investors Bank &             13
Age:  60                 Chief                   Portfolio since         Trust Company, 1990 - present;
                         Executive               1999; Merrimac          Director, Investors Bank & Trust -
                         Officer                 Series since 2001       Advisory Division, 1996 - present.

JOHN F. PYNE             Vice                    Treasurer and           Director, Investors Bank & Trust                13
Age: 38                  President,              Chief Financial         Company, 2000 - present.
                         Treasurer and           Officer since
                         Chief                   2002, Vice
                         Financial               President since
                         Officer                 2000

DONALD F. COOLEY         Vice                    Merrimac Funds and      Director of Sales, Investors Bank &             13
Age: 43                  President               Series since 2001;      Trust Company, 2001 - present.
                                                 Merrimac Master
                                                 Portfolio since
                                                 2003

SUSAN C. MOSHER          Anti-Money              Since 2002              Senior Director/Chief Counsel,                  13
Age: 52                  Laundering                                      Investors Bank & Trust Company,
                         Compliance                                      2001-present.
                         Officer

DONNA M. ROGERS          Chief                   Since 2004              Senior Director, Investors Bank &               13
Age: 40                  Compliance                                      Trust Company, 2002 - present;
                         Officer                                         Director, Investors Bank & Trust
                                                                         Company, 1996-2002.

RAINER L.C. FROST        Secretary and           Since 2005              Director and Counsel, Mutual Fund               13
Age: 50                  Chief Legal                                     Administration, Investors Bank & Trust
                         Officer                                         Company, 2005-present; Principal and
                                                                         General Counsel, Clarity Group, 2000-2005;
                                                                         Chief Administration Officer, Executive
                                                                         Vice-President and General Counsel, GoldK,
                                                                         Inc., 2001-2002

BRIAN C. POOLE           Assistant               Since 2005              Associate Counsel, Mutual Fund                  13
Age: 36                  Secretary                                       Administration, Investors Bank & Trust
                                                                         Company, 2004 - present; Product
                                                                         Manager, Fidelity Investments,
                                                                         2000-2004.


(1) Trustees and officers serve for an indefinite term or until the date such Trustee or officer resigns or retires or is removed by the board of Trustees or shareholders.

(2) Fund Complex consists of the Merrimac Master Portfolio, the Merrimac Series, and the Merrimac Funds,
    comprising thirteen series as of December 31, 2006.

(3) The Trustee and officers listed below are "interested persons" of each of the Merrimac Master Portfolio, the
    Merrimac Series and the Merrimac Funds as defined in the Investment Company Act of 1940, as amended, due to his or her employment with Investors Bank & Trust Company, the investment adviser for the Merrimac Master
    Portfolio.


SHARE OWNERSHIP IN THE FUND AS OF DECEMBER 31, 2006


                                                    AGGREGATE DOLLAR
                                                    RANGE OF
                         DOLLAR RANGE OF            EQUITY SECURITIES
                         EQUITY SECURITIES          IN THE TRUST
NAME OF DIRECTOR         IN THE TRUST               AND THE FUND COMPLEX

INDEPENDENT TRUSTEES

Thomas J. Brown               None                          None
Francis J. Gaul, Jr.          $1-$10,000                    $1-$10,000
Arthur H. Meehan              None                          None


INTERESTED TRUSTEES
Kevin Sheehan                 None                          None

COMMITTEES OF THE BOARD OF TRUSTEES


The Board of Trustees has an Audit Committee, which is comprised of all of the Trustees who are not "interested persons" of the Trust as defined in the Investment Company Act of 1940, as amended (the "Independent Trustees"). Currently, Messrs. Thomas J. Brown, Francis J. Gaul, Jr. and Arthur H. Meehan comprise the Audit Committee. Mr. Brown is the chairman of the Audit Committee. The Audit Committee, pursuant to an Audit Committee Charter adopted by the Board, oversees the Trust's financial reporting, including the Trust's financial statements, review and assesment of the performance of the independent auditors, review of the Trust's internal controls and internal controls of certain service providers; oversees the quality and objectivity of the Trust's financial statements and the independent audit thereof; ascertains the independence of the Trust's independent auditors; and acts as liaison between the Trust's independent auditors and the full Board of Trustees. The Audit Committee met twice during the fiscal year ended December 31, 2006.

The Board of Trustees has a Governance Committee, which is comprised of all of the Independent Trustees. The Governance Committee, pursuant to a Governance Committee Charter adopted by the Board meets at least annually with their independent counsel. The Governance Committee undertakes a periodic review of, and makes recommendations to the full Board with respect to, the following matters: approval of advisory, sub-advisory, distribution, administrative services and other contracts with affiliated service providers of the Funds; approval of Rule 12b-1 plans of distribution, shareholder servicing plans and agreements relating to such plans; procedures for identifying and recruiting qualified candidates for the position of Independent Trustee; recommending to the Board individuals to be appointed or nominated for election as Independent Trustees (the Governance Committee does not consider nominees recommended by shareholders); the performance of the Board; the compensation of Trustees; the identity, duties, and composition of the various Committees of the Board and the Chairpersons of such Committees; the development and maintenance of the Board's membership, structure and operation; and any other matters related to the governance of the Fund. The Governance Committee met once during the fiscal year ended December 31, 2006.


At this time the Committee does not have a policy regarding the consideration of any trustee candidates recommended by shareholders. As the need for Trustee elections occurs infrequently it is not foreseeable that such a policy would be necessary or beneficial to shareholders. While it has not done so in the past, the Governance Committee may retain a consultant to assist the Committee in a search for a qualified candidate.


The full Board met four times during the fiscal year ended December 31, 2006. No Trustee attended fewer than 75% of the Board and Committee meetings of which he is a member.

COMPENSATION OF THE TRUSTEES AND OFFICERS. The Trust does not compensate the Trustees or officers of the Trust who are affiliated with Investors Bank & Trust Company - Advisory Division. None of the Trustees or officers of the Trust have engaged in any financial transactions with the Trust during the fiscal year ended December 31, 2006.

The Merrimac Fund Complex (the "Fund Complex") consists of the Trust, the Portfolio Trust and the Merrimac Funds. The Trustees of the Boards of the Fund Complex are paid an annual retainer of $50,000, payable in equal quarterly installments. Additional fees are payable in the amount of $1,500 for each special in-person meeting of the Board of Trustees or any committee thereof and $500 for each special telephonic meeting of the Board of Trustees or any committee thereof. The Chairman of the Audit Committee receives and additional fee of $1,000 per each meeting with the Chief Compliance Officer other than at a Board meeting. Each Fund bears its pro rata allocation of Trustees' fees paid by its corresponding Portfolio to the Trustees of the Portfolio Trust. The following table reflects the compensation paid by the Trust and the Fund Complex to each Trustee for the fiscal period ended December 31, 2006.

                                                                      Total
                                          Pension or Retirement    Compensation
                           Aggregate       Benefits Accrued as    From Trust and
                          Compensation        Part of Fund's          Fund
Name of Trustee          From the Trust         Expenses             Complex *

Kevin J. Sheehan              $0                    $0                  $0

Francis J. Gaul, Jr.        $1,735                  $0               $50,500

Thomas E. Sinton**           $816                   $0               $25,000

Thomas J. Brown             $2,017                  $0               $58,500

Arthur H. Meehan            $1,735                  $0               $50,500

 * The Fund Complex is comprised of thirteen series as of December 31, 2006. ** Thomas E. Sinton resigned from the Board as of May 4, 2006.



ITEM 13. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

Control is defined by the 1940 Act as the beneficial ownership, either directly or through one or more controlled companies, of more than 25 percent of the voting securities of the company. A control person may be able to take actions regarding their corresponding Portfolio without the consent or approval of other interest holders.


As of April 1, 2007, there were no outstanding shares.


                              PROXY VOTING POLICY

If at any time a Fund receives notice of a meeting of shareholders of a Portfolio in which the Fund invests, the Fund will seek instructions from its shareholders with regard to the voting of the Fund's interests in the Portfolio and will vote such interests in accordance with such instructions. Alternatively, the Fund may elect to vote its interests in the Portfolio in the same proportion as the vote of all other holders of interests in the Portfolio.

Proxies for the portfolio securities of the Portfolios are voted in accordance with the Portfolio Trust's proxy voting policies and procedures, which are set forth below:

The Board of Trustees of Merrimac Master Portfolio (the "Fund") has adopted the following Proxy Voting Policy (the "Policy") for the Fund.

Proxy Voting. The Fund does not intend to invest in voting securities on behalf of each portfolio series except that it may hold shares of investment companies registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act") ("Investment Companies").

If the Fund receives a proxy for an Investment Company, the Fund intends to vote the proxy as recommended by the Investment Company's trustees or directors. In the event the Fund receives a proxy for an entity other than an Investment Company, the proxy will be presented to the Fund's Board of Trustees (the "Board") and voted according to the Board's instruction.

Deviation from Policy. From time to time the Fund may deviate from the Policy with respect to voting proxies of Investment Companies. In the event a proxy vote with respect to an Investment Company represents a deviation from the Policy, such deviation will be reported to the Board at the next regular meeting of the Board.

Addressing Conflicts of Interest. Whereas the Fund does not intend to invest in voting securities except shares of Investment Companies, the Fund does not expect to encounter conflicts of interest in voting any proxy for a security held in its portfolio. In the event a conflict of interest is identified with respect to any proxy vote, the proxy vote and a description of the event or relationship creating the conflict of interest will be presented to the members of the Board for their consideration. Any proxy for which a conflict of interest has been identified will be voted according the Board's instruction.

Information regarding how each Fund and Portfolio voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (1) without charge, upon request, by calling 888-637-7622, or on the Funds' website at www.merrimacmutualfunds.com; and (2) on the SEC website at http://www.sec.gov.


ITEM 14. INVESTMENT ADVISORY AND OTHER SERVICES

INVESTMENT ADVISER AND SUB-ADVISERS


Each Portfolio retains Investors Bank & Trust Company - Advisory Division (the "Adviser") as their investment adviser. The Investment Adviser Agreements (the "Adviser Agreements") between the Adviser and each Portfolio provides that the Adviser will manage the operations of each Portfolio, subject to the policies established by the Board of Trustees of the Trust. The Adviser also provides office space, facilities, equipment and personnel necessary to supervise each Portfolio's operations and pays the compensation of each such Portfolio's officers, employees and directors affiliated with the Adviser. Each Portfolio pays the Adviser a unitary fee for services as Investment Adviser, Administrator, Custodian, Fund Accountant and Transfer Agent. For a description of the rate of compensation that each Portfolio pays the Adviser under the Adviser Agreements, see "Administrator, Transfer Agent and Fund Accountant" below.

Each Portfolio pays the Adviser a fee for its services. The fee paid to the Adviser by each of the Portfolios for the last three fiscal years ending December 31 are as follows:

        PORTFOLIO                 2004            2005            2006
Cash Portfolio                 $8,104,801*     $2,325,657**      $3,080,167
Prime Portfolio                   764,270         363,766           197,769
Treasury Portfolio                525,789         456,210           477,654
Treasury Plus Portfolio         3,033,563       2,709,532         1,015,595
U.S. Government Portfolio       1,913,232       2,120,688         2,184,649
Municipal Portfolio               543,998         447,907           474,595



 * For the fiscal year ended December 31, 2004 the Adviser waived $578,367 of its total management fees of $8,683,168.
** For the fiscal year ended December 31, 2005 the Adviser waived $958,611 of its total management fees of $3,284,268.

Pursuant to Investment Sub-Adviser Agreements, the Adviser has retained investment sub-advisers (each a "Sub-Adviser") for each Portfolio. Each Sub-Adviser is compensated as shown below by the Adviser at no additional cost to the Portfolios. Subject to the supervision of the Adviser and of the Portfolio Trust's Board of Trustees, the Sub-Advisers furnish to each Portfolio investment research, advice and supervision and determine what securities will be purchased, held or sold by the Portfolios.

LBAM LLC serves as Sub-Adviser to the Cash Portfolio. For its services, LBAM will receive an annual fee, computed and paid monthly at an annual of 0.0675% of the average daily net assets of the Cash Portfolio. Prior to May 1, 2005, LBAM LLC received an annual fee, computed and paid monthly, based individually on the average net assets ("ANA") of the Cash Portfolio, the Prime Portfolio and the U.S. Government Portfolio according to the following schedule:


          ASSETS                                    RATE
          ------                                    ----

          First $500 Million ...................    0.09%
          Next $500 Million ....................    0.07%
          Over $1 Billion ......................    0.06%


M&I Investment Management Corp. ("M&I") serves as Sub-Adviser to the Treasury Portfolio and Treasury Plus Portfolio. For its services M&I will receive an annual fee, computed and paid monthly at an annual rate of 0.08% of the average daily net assets for the Treasury Portfolio and the Treasury Plus Portfolio.

Payments to the Sub-Advisers for each Portfolio by the Adviser during the past three fiscal years were as follows:


                                 2004              2005             2006
LBAM
Cash Portfolio                $3,031,588(1)     $  926,102(2)     $1,223,250
Prime Portfolio                  389,191           162,199            78,541
U.S. Government Portfolio        778,588           881,965           226,944

M&I
Treasury Portfolio               247,430           214,722           478,022
Treasury Plus Portfolio        1,427,588         1,275,255           867,605

ABN AMRO
Municipal Portfolio              300,999           255,782           268,368

(1) For the fiscal year ended December 31, 2004, LBAM waived $233,059 of its total management fee of $3,264,647.
(2) For the fiscal year ended December 31, 2005 LBAM waived $394,498 of its total management fee of $1,320,601.


Each Portfolio bears the expenses of its operations other than those incurred by LBAM or M&I, respectively. Among the other expenses, each Portfolio pays share pricing and shareholder servicing fees and expenses; custodian fees and expenses; legal and auditing fees and expenses; expenses of shareholder reports; registration and reporting fees and expenses; and the Portfolio Trust's Trustee fees and expenses.

The Adviser acts as a "manager of managers" for the Portfolios, and supervises adherence by the Sub-Advisers of each Fund's investment policies and guidelines. The Adviser also recommends the appointment of additional or replacement Sub-Advisers to the Portfolio Trust's Board of Trustees. The Investment Adviser, the Portfolios and the Funds have jointly received exemptive relief from the SEC to permit the Investment Adviser and the Portfolios to add or terminate Sub-Advisers without shareholder approval.

ADMINISTRATOR, TRANSFER AGENT, CUSTODIAN AND FUND ACCOUNTANT

Investors Bank & Trust Company ("Investors Bank"), serves as Administrator, Transfer Agent and Custodian to the Funds and the Portfolios. The services provided by Investors Bank as administrator include certain accounting, clerical and bookkeeping services, Blue Sky, corporate secretarial services and assistance in the preparation and filing of tax returns and reports to shareholders and the SEC. As transfer agent and dividend paying agent, Investors Bank is responsible for issuance, transfer and redemption of interests, the establishment and maintenance of accounts and the payment of distributions for each Fund and for maintaining records of holders in interest and for the payment of distributions for each Portfolio. As custodian, Investors Bank holds cash, securities and other assets of the Funds and the Portfolios as required by the 1940 Act.

IBT Trust Company (Canada), ("IBT Canada") a subsidiary of Investors Bank, serves as fund accounting agent for the Portfolios. As fund accounting agent, IBT Canada performs certain accounting, clerical and bookkeeping services, and the daily calculation of net asset value ("NAV") for each Portfolio.

For its services as Investment Adviser, Administrator, Transfer Agent, Custodian and Fund Accounting Agent, each Portfolio pays Investors Bank an aggregate fee, which is calculated daily and paid monthly, at an annual rate of 0.17% of the ANA of such Portfolio. For its services as Administrator, Transfer Agent, Custodian and Fund Accounting Agent, the Funds each pay Investors Bank an aggregate fee, which is calculated daily and paid monthly, at an annual rate of 0.01% of ANA of such Fund.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


For the fiscal year ended December 31, 2006, Ernst & Young LLP ("E&Y") served as independent registered public accounting firm to the Trust and the Portfolio Trust. E&Y is responsible for performing annual audits of the financial statements and financial highlights in accordance with U.S. generally accepted accounting standards, and preparation of the Federal tax returns. Additionally, pursuant to Rule 17f-2 of the 1940 Act, three security counts are performed for the Portfolio Trust. The mailing address for E&Y is 200 Clarendon Street, Boston, Massachusetts 02116.


COUNSEL

Goodwin Procter LLP serves as counsel to the Trust.

SHAREHOLDER SERVICING PLAN

The Board of Trustees of the Trust has adopted a Shareholder Servicing Plan (the "Servicing Plan") with respect to the Institutional Class of each Fund after having concluded that there is a reasonable likelihood that the Servicing Plan will benefit the Funds and their shareholders. The Servicing Plan provides that the Shareholder Servicing Agent shall receive a fee from each Fund at an annual rate not to exceed 0.25% of the average daily net assets of such Fund. Assets of the Premium Class shares of each Fund are not subject to the shareholder servicing fee.


The Servicing Plan will continue in effect if such continuance is specifically approved at least annually by a vote of both a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees who have no direct or indirect financial interest in the operation of the Servicing Plan or in any agreements related thereto (the "Qualified Servicing Plan Trustees"). The Servicing Plan requires that at least quarterly, the Treasurer of the Trust provide to the Trustees of the Trust and that the Trustees review a written report of the amounts expended pursuant to the Servicing Plan and the purposes for which such expenditures were made. The Servicing Plan further provides that the selection and nomination of the Trust's Qualified Servicing Plan Trustees is committed to the discretion of the Trust's disinterested Trustees then in office. The Servicing Plan may be terminated at any time by a vote of a majority of the Qualified Servicing Plan Trustees, or by a vote of a majority of the outstanding voting shares of such Fund. The Plan may not be amended to increase materially the amount of a Fund's permitted expenses thereunder without the approval of a majority of the outstanding voting securities of the affected Class of such Fund and may not be materially amended in any case without a vote of the majority of both the Trust's Trustees and the Trust's Qualified Servicing Plan Trustees.



ITEM 16. BROKERAGE ALLOCATION AND OTHER PRACTICES

Purchases and sales of securities for the Portfolios usually are principal transactions. Securities are normally purchased directly from the issuer or from an underwriter or market maker for the securities. There usually are no brokerage commissions paid for such purchases. Each Portfolio does not anticipate paying brokerage commissions. A Portfolio seeks to effect any transaction for which it pays a brokerage commission at the best price and execution available. Purchases from underwriters of securities include a commission or concession paid by the issuer to the underwriter and purchases from dealers serving as market makers include the spread between the bid and asked price.

Allocations of transactions, including their frequency, to various dealers is determined by the respective Sub-Advisers in their best judgment and in a manner deemed to be in the best interest of each Fund and the other investors in either Portfolio rather than by any formula. The primary consideration is prompt execution of orders in an effective manner at the most favorable price. Investment decisions for the Portfolios will be made independently from those for any other account or investment company that is or may in the future become managed by the Sub-Advisers. If, however, either Portfolio and other accounts managed by its Sub-Adviser are contemporaneously engaged in the purchase or sale of the same security, the transactions may be averaged as to price and allocated equitably to each account. In some cases, this policy might adversely affect the price paid or received by either Portfolio or the size of the position obtainable for either Portfolio. In addition, when purchases or sales of the same security for either Portfolio and for other accounts managed by their Sub-Adviser occur contemporaneously, the purchase or sale orders may be aggregated in order to obtain any price advantages available to large denomination purchases or sales.


The chart below shows for each Portfolio that held as of December 31, 2006, securities of the Trust's regular brokers or dealers (as defined in the 1940
Act) or their parents, the identity of such brokers or dealers and the value of the Portfolio's aggregate holdings of the securities of each issuer as of such date.


                                                                VALUE OF             NAME OF REGULAR
FUND NAME             HOLDING                                   HOLDING              BROKER-DEALER


CASH PORTFOLIO        Morgan Stanley, Dean Witter & Co.        $88,300,000           Morgan Stanley & Co., Inc.
                      Goldman Sachs Group Inc.                  50,000,000           Goldman Sachs & Co.
                      Credit Suisse First Boston USA, Inc.      45,009,979           Credit Suisse First Boston LLC
                      Bear Stearns Companies, Inc.              50,219,750           Bear Stearns & Co. Inc.
                      Merrill Lynch & Co., Inc.                 40,015,322           Merrill Lynch, Pierce, Fenner & Smith Co.
                      Deutsche Bank Securities, Inc.            15,000,000           Deutsche Bank Securities, Inc.
                      JP Morgan Chase & Co.                     25,000,000           JP Morgan Advisors, Inc.


ITEM 17. CAPITAL STOCK AND OTHER SECURITIES

Under the Master Trust Agreement, the Trustees of the Trust have authority to issue an unlimited number of shares of beneficial interest, par value $0.001 per share, of each Fund. The Master Trust Agreement authorizes the Board of Trustees to divide the shares into any number of classes or series, each class or series having such designations, powers, preferences, rights, qualifications, limitations and restrictions, as shall be determined by the Board subject to the 1940 Act and other applicable law. The shares of any such additional classes or series might therefore differ from the shares of the present class and series of capital stock and from each other as to preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption, subject to applicable law, and might thus be superior or inferior to the other classes or series in various characteristics.

The Trust generally is not required to hold meetings of its shareholders. Under the Master Trust Agreement, however, shareholder meetings will be held in connection with the following matters: (1) the election or removal of Trustees if a meeting is called for such purpose; (2) the adoption of any investment advisory contract; (3) any amendment of the Master Trust Agreement (other than amendments changing the name of the Trust, supplying any omission, curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision thereof); and (4) such additional matters as may be required by law, the Master Trust Agreement, the By-laws of the Trust or any registration of the Trust with the SEC or any state, or as the Trust's Trustees may consider necessary or desirable. The shareholders also would vote upon changes in fundamental investment objectives, policies or restrictions.


Each Trustee serves until the next meeting of shareholders, if any, called for the purpose of electing Trustees and until the election and qualification of his successor or until such Trustee sooner dies, resigns or is removed by a vote of two-thirds of the shares entitled to vote, or a majority of the Trustees. In accordance with the 1940 Act (i) the Trust will hold a shareholder meeting for the election of Trustees at such time as less than a majority of the Trustees have been elected by shareholders, and (ii) if, as a result of a vacancy in the Board of Trustees, less than two-thirds of the Trustees have been elected by the shareholders, that vacancy will be filled only by a vote of the shareholders. A shareholders' meeting shall be held for the purpose of voting upon the removal of a Trustee upon the written request of the holders of not less than 10% of the outstanding shares. Upon the written request of ten or more shareholders who have been such for at least six months and who hold shares constituting at least 1% of the outstanding shares of a Fund stating that such shareholders wish to communicate with the other shareholders for the purpose of obtaining the signatures necessary to demand a meeting to consider removal of a Trustee, the Trust has undertaken to disseminate appropriate materials at the expense of the requesting shareholders.

The Master Trust Agreement provides that the presence at a shareholder meeting in person or by proxy of at least 30% of the shares entitled to vote on a matter shall constitute a quorum. Thus, a meeting of shareholders of the Trust could take place even if less than a majority of the shareholders were represented on its scheduled date. Shareholders would in such a case be permitted to take action which does not require a larger vote than a majority of a quorum, such as the election of Trustees and ratification of the selection of independent public registered public accounting firm. Some matters requiring a larger vote under the Master Trust Agreement, such as termination or reorganization of the Trust and certain amendments of the Master Trust Agreement, would not be affected by this provision; nor would matters which under the 1940 Act require the vote of a "majority of the outstanding voting securities" as defined in the 1940 Act.


The Master Trust Agreement specifically authorizes the Board of Trustees to terminate the Trust (or any series Fund thereof) by notice to the shareholders without shareholder approval. The Board of Trustees may by amendment to the Master Trust Agreement add to, delete, replace or otherwise modify any provisions relating to any series or class, provided that before adopting any such amendment without shareholder approval, the Board of Trustees determined that it was consistent with the fair and equitable treatment of all shareholders and, if shares have been issued, shareholder approval shall be required to adopt any amendments which would adversely affect to a material degree the rights and preferences of the shares of any series or class.

Each share of a Fund has equal voting rights with every other share of a Fund, and all shares of a Fund vote as a single group except where a separate vote of any class is required by the 1940 Act, the laws of the State of Delaware, the Master Trust Agreement or the By-Laws, or as the Board may determine in its sole discretion. Where a separate vote is required with respect to one or more classes, then the shares of all other classes vote as a single class, provided that, as to any matter which does not affect the interest of a particular class, only the holders of shares of the one or more affected classes is entitled to vote.

Interests in each Portfolio have no preemptive or conversion rights, and are fully paid and non-assessable, except as set forth in the Prospectus. The Trust normally will not hold meetings of holders of such interests except as required under the 1940 Act. The Trust would be required to hold a meeting of holders in the event that at any time less than a majority of its Trustees holding office had been elected by holders. The Trustees of the Trust continue to hold office until their successors are elected and have qualified. Holders holding a specified percentage of interests in a Portfolio may call a meeting of holders in such Portfolio for the purpose of removing any Trustee. A Trustee of the Trust may be removed upon a majority vote of the interests held by holders in the Trust qualified to vote in the election. The 1940 Act requires the Trust to assist its holders in calling such a meeting. Upon liquidation of a Portfolio, holders in a Portfolio would be entitled to share pro rata in the net assets of the Portfolio available for distribution to holders. Each holder in a Portfolio is entitled to a vote in proportion to its percentage interest in such Portfolio.

ITEM 18. PURCHASE, REDEMPTION AND VALUATION OF SHARES

PURCHASE AND REDEMPTION OF SHARES

Information on how to purchase and redeem shares and the time at which NAV of each share is determined is included in the Prospectus.


The Trust may suspend the right to redeem Fund shares or postpone the date of payment upon redemption for more than seven days (i) for any period during which the New York Stock Exchange ("NYSE") and the New York Federal Reserve Bank are closed (other than customary weekend or holiday closings) or trading on the exchange is restricted; (ii) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it or determination by the Fund of the value of its net assets is not reasonably practicable; or (iii) for such other periods as the SEC may permit for the protection of shareholders of the Fund.


The Trust intends to pay redemption proceeds in cash for all Fund shares redeemed. Portfolio securities paid upon redemption of Fund shares will be valued at their then current market value. An investor may incur brokerage costs in converting portfolio securities received upon redemption to cash. The Portfolios have advised the Trust that the Portfolios will not redeem in-kind except in circumstances in which a Fund is permitted to redeem in-kind or except in the event a Fund completely withdraws its interest from a Portfolio.

VALUATION OF SHARES

The following is a description of the procedures used by the Funds in valuing their assets.

The investment securities in each Portfolio are valued based upon the amortized cost method which involves valuing a security at its cost and thereafter assuming a constant amortization to maturity of any discount or premium. Although the amortized cost method provides consistency in valuation, it may result in periods during which the stated value of a security is higher or lower than the price that each Portfolio would receive if the security were sold. This method of valuation is used in order to stabilize the NAV of shares of either Fund at $1.00; however, there can be no assurance that either Fund's NAV will always remain at $1.00 per share.

ITEM 19. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the U.S. Federal income tax law as applicable to a Fund and its shareholders that are "United States persons" as defined in the Internal Revenue Code of 1986, as amended (the "Code") (generally, U.S. citizens or residents and U.S. domestic corporations, partnerships, trusts or estates) subject to tax under the Code. This discussion does not address special tax rules applicable to certain classes of investors, such as foreign investors (who may be subject to withholding or other taxes), tax-exempt entities, insurance companies, and financial institutions, nor does it address all of the tax considerations that may be relevant to investors. Each investor should discuss with a tax adviser the tax consequences of an investment in a Fund based upon the investor's particular circumstances.

TAXATION OF THE PORTFOLIOS AND THE FUNDS


Each Fund has elected to be a "regulated investment company" ("RIC") under Subchapter M of the Code and is treated as a separate corporation for federal income tax purposes. Each Fund has operated so as to qualify as a RIC and intends to continue to so qualify in the future. As a RIC, a Fund is not liable for federal income taxes on taxable net investment income and capital gain net income (capital gains in excess of capital losses) that it distributes to its shareholders, provided that the Fund distributes annually to its shareholders at least 90% of its net investment income and net short-term capital gain in excess of net long-term capital losses. For a Fund to qualify as a RIC it also must abide by all of the following requirements: (i) at least 90% of the Fund's gross income each taxable year must be derived from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies, or other income (including gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies;
(ii) at the close of each quarter of the Fund's taxable year, at least 50% of the value of its total assets must be represented by cash and cash items, U.S. Government securities, securities of other RICs, and other securities, with such other securities limited, in respect of any one issuer, to an amount that does not exceed 5% of the value of the total assets of the Fund and that does not represent more than 10% of the outstanding voting securities of such issuer, and (iii) at the close of each quarter of the Fund's taxable year, not more than 25% of the value of its total assets may be invested in the securities (other than U.S. Government securities or the securities of other
RICs) of any one issuer, or of two or more issuers that are controlled by the Fund and that are treated as engaged in the same or similar trades or businesses or related trades or businesses.


Each Portfolio is treated as a partnership for federal income tax purposes. As such, a Portfolio is not subject to federal income taxation. Instead, a Fund must take into account, in computing its federal income tax liability (if any), its share of the Portfolio's income, gains, losses, deductions, credits and tax preference items, without regard to whether it has received any cash distributions from its corresponding Portfolio. Because a Fund invests its assets in its corresponding Portfolio, the Portfolio normally must satisfy the applicable source of income and diversification requirements in order for its corresponding Fund to satisfy them. Each Portfolio will allocate at least annually among its investors, each investor's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit. A Portfolio will make allocations to its corresponding Fund in a manner intended to comply with the Code and applicable regulations and will make moneys available for withdrawal at appropriate times and in sufficient amounts to enable the Fund to satisfy the tax distribution requirements that apply to the Fund and that must be satisfied in order to avoid Federal income and/or excise tax on the Fund. For purposes of applying the requirements of the Code regarding qualification as a RIC, each Fund will be deemed (i) to own its proportionate share of each of the assets of its corresponding Portfolio and (ii) to be entitled to the gross income of the Portfolio attributable to such share.


Each Fund will be subject to a 4% non-deductible federal excise tax on certain amounts not distributed (and not treated as having been distributed) on a timely basis in accordance with annual minimum distribution requirements. Each Fund intends under normal circumstances to seek to avoid liability for such tax by satisfying such distribution requirements. Certain distributions made in order to satisfy the Code's distribution requirements may be declared by a Fund during October, November or December of any calendar year and made payable to shareholders of record on a specified date in such month, but paid during the following January. Such distributions will be deemed to have been paid by the Fund and received by shareholders on December 31 of the year the distributions are declared, rather than the year in which the distributions are paid and received.


For federal income tax purposes, a Fund is permitted to carry forward a net capital loss in any year to offset its own net capital gains, if any, during the eight years following the year of the loss. To the extent subsequent net capital gains are offset by such losses, they would not result in federal income tax liability to a Fund and, as noted above, would not be distributed as such to shareholders.

If a Portfolio invests in zero coupon securities, certain increasing rate or deferred interest securities or, in general, other securities with an original issue discount (or with market discount if an election is in effect to include market discount in income currently), the Portfolio must accrue income on such investments prior to the receipt of the corresponding cash payments. However, the Fund must distribute to its shareholders, at least annually, all or substantially all of its net income, which includes its distributive share of such original issue discount (or market discount) accrued by the Portfolio, to qualify as a regulated investment company under the Code and avoid federal income and excise taxes. Therefore, the Portfolio may have to dispose of its portfolio securities under disadvantageous circumstances to generate cash, or may have to leverage itself by borrowing the cash, to enable the Fund to satisfy the distribution requirements.

TAXATION OF FUND SHAREHOLDERS


Dividends from net investment income and distributions of net short-term capital gains generally are taxable to shareholders as ordinary income under federal income tax laws. The rules that provide for taxation of qualified dividend income at net capital gain rates generally will not apply to dividends from the Funds. Distributions from net long-term capital gains generally are taxable as long-term capital gains regardless of the length of time a shareholder has held its shares. Distributions from a Fund's current or accumulated earnings and profits ("E&P"), as computed for Federal income tax purposes, generally will be taxable to shareholders whether taken in shares or in cash. Distributions, if any, in excess of E&P will constitute a return of capital, which will first reduce an investor's tax basis in Fund shares and thereafter (after such basis is reduced to zero) will generally give rise to capital gains. Shareholders electing to receive distributions in the form of additional shares will have a cost basis for federal income tax purposes in each share so received equal to the amount of cash they would have received had they elected to receive the distributions in cash, divided by the number of shares received.

It is anticipated that, due to the nature of each Portfolio's investments, no portion of any Fund's distributions will generally qualify for the dividends received deduction. A Fund's distributions to its corporate shareholders would potentially qualify in their hands for the corporate dividends received deduction, subject to certain holding period requirements and limitations on debt financing under the Code, only to the extent the Fund was allocated dividend income of its corresponding Portfolio from stock investments in U.S. domestic corporations.

Dividends and certain other distributions may be subject to "backup withholding" of federal income tax, currently at a 28% rate, for shareholders who fail to provide required taxpayer identification numbers or related certifications, provide incorrect information, or are otherwise subject to such withholding.

Gain or loss, if any, recognized on the sale or other disposition of shares of the Funds will be taxed as capital gain or loss if the shares are capital assets in the shareholder's hands and the transaction is treated as a sale for federal income tax purposes. Generally, a shareholder's gain or loss, if any, will be a long term gain or loss if the shares have been held for more than one year. Since each Fund attempts to maintain a stable NAV of $1.00 per share, it is anticipated that gain or loss would generally not result upon disposition of the shares of the Funds.


Dividends, capital gain distributions, and ownership of or gains realized on the redemption (including an exchange) of Fund shares may also be subject to state and local taxes. A state income (and possibly local income and/or intangible property) tax exemption is generally available to the extent, if any, the Fund's distributions are derived from interest on (or, in the case of intangible property taxes, the value of its assets is attributable to) investments in certain U.S. Government Securities, provided in some states that certain thresholds for holdings of such obligations and/or reporting requirements are satisfied. Shareholders should consult their tax advisers regarding the applicable requirements in their particular states, including the effect, if any, of the Fund's indirect ownership (through the Portfolio) of any such obligations, the federal, and any other state or local, tax consequences of ownership of shares of, and receipt of distributions from, the Fund in their particular circumstances.

ITEM 22. FINANCIAL STATEMENTS


The Cash Fund's and Portfolio's financial statements contained in the 2006 Annual Report of the Trust have been audited by Ernst & Young LLP, independent registered public accounting firm, and are incorporated by reference into this SAI. Copies of the Trust's 2006 Annual Report may be obtained by calling 1-888-637-7622.

                                    APPENDIX


DESCRIPTION OF COMMERCIAL PAPER RATINGS


The following descriptions of short-term debt ratings have been published by Standard & Poor's Ratings Service ("Standard & Poor's"), Moody's Investors Service ("Moody's"), Fitch's Ratings ("Fitch") and Dominion Bond Rating Service ("DBRS"), respectively. These obligations have an original maturity not exceeding thirteen months, unless explicitly noted.

Standard & Poor's commercial paper rating is a current assessment of the likelihood of timely payment of debt considered short-term in the relevant market. Commercial paper issues rated A-1 by Standard & Poor's reflect a very strong degree of safety of timely payment. Commercial paper issues rated A-2 reflect a strong degree of safety of timely payment but not as strong as for issues designated A-1.

Commercial paper issues rated Prime-1 by Moody's are judged by Moody's to be of the "highest" quality on the basis of relative repayment capacity with a superior ability for repayment of senior short-term debt obligations. Commercial paper issues rated Prime-2 are judged by Moody's to be of the "second highest" quality with a strong ability for repayment of senior short-term debt obligations.


The rating Fitch-1 (Highest Grade) is the highest commercial rating assigned by Fitch. Paper rated Fitch-1 is regarded as having the strongest degree of assurance for timely payment. Commercial paper issues rated Fitch-2 are regarded as having only a slightly less assurance of timely payment than those issues rated Fitch-1.

Commercial paper rated R-1 (high) is considered by DBRS to be of the highest credit quality, and indicates an entity which possesses unquestioned ability to repay current liabilities as they fall due. Paper rated R-1 (middle) is of superior credit quality and, in most cases, are also considered strong credits which typically exemplify above average strength in key areas of consideration for debt protection.

DESCRIPTION OF LONG-TERM DEBT RATINGS

The following is a description of Moody's debt instrument ratings:


Aaa -- Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged". Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.


Aa -- Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.


Moody's applies numerical modifiers 1, 2 and 3 in each generic rating classification. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a midrange ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.


The following is a description of Standard & Poor's debt instrument ratings:


Standard & Poor's ratings are based, in varying degrees, on the following considerations: (i) the likelihood of default -- capacity and willingness of the obligor as to the timely payment of interest and repayment of principal in accordance with the terms of the obligations; (ii) the nature of and provisions of the obligation; and (iii) the protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors' rights.

AAA -- Debt rated AAA has the highest rating assigned by Standard & Poor's. Capacity to pay interest and repay principal is extremely strong.


AA -- Debt rated AA has a very strong capacity to pay interest and repay principal and differs from the highest rated issues only in small degree.

Plus (+) or minus (-): The ratings may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.


The following is a description of DBRS's debt instrument ratings:


DBRS long term debt ratings are meant to give an indication of the risk that the borrower will not fulfill its full obligations in a timely manner with respect to both interest and principal commitments. DBRS ratings do not take factors such as pricing or market risk into consideration and are expected to be used by purchasers as one part of their investment process. Every DBRS rating is based on quantitative and qualitative considerations that are relevant for the borrowing entity.

Bonds rated "AAA" by DBRS are considered to be of the highest credit quality, with exceptionally strong protection for the timely repayment of principal and interest.

Bonds rated "AA" by DBRS are considered to be of superior credit quality, and protection of interest and principal is considered high. In many cases, they differ from bonds rated AAA only to a small degree.

                                     PART C

                                     PART C

Item 23. Exhibits:

      Exhibit No.             Description

      (a1)                    Master Trust Agreement, effective as of October
                              30, 1996(1)

      (a2)                    Amendment No. 1 to the Master Trust Agreement(1)

      (a3)                    Amendment No. 2 to the Master Trust Agreement(2)

      (a4)                    Amendment No. 3 to the Master Trust Agreement(3)

      (b1)                    By-Laws(1)

      (b2)                    Amendment No. 1 to the By-Laws filed herewith.

      (c)                     None

      (d1) Investment Adviser Agreement between Merrimac Master Portfolio and Investors Bank & Trust Company ("Investors Bank")(1)

      (d2) Investment Sub-Adviser Agreement between Investors Bank and Lincoln Capital Fixed Income Management Company, LLC (Cash Portfolio) (5)

      (d3) Investment Sub-Adviser Agreement between Investors Bank and M&I Investment Management Corp.
                              (Treasury Plus Portfolio)(4)

      (d4) Amendment to Investment Sub-Adviser Agreement between Investors Bank and Lehman Brothers Asset Management LLC (formerly known as Lincoln Capital Fixed Income Management Company, LLC) (Cash Portfolio) (7)

      (e)                     *

      (f)                     Not Applicable

      (g)                     Custodian Agreement between Registrant and
                              Investors Bank(1)

      (h1)                    Administration Agreement between Registrant and
                              Investors Bank(1)

      (h2)                    Transfer Agency Agreement between Registrant and
                              Investors Bank(1)

      (h3) Amendment to Transfer Agency Agreement between Registrant and Investors Bank(6)

      (h4) Amendment to Transfer Agency Agreement between Registrant and Investors Bank filed herein

      (i)                     *

      (j) Powers of Attorney on behalf of the trustees of the Registrant(6)

      (k)                     *

      (l)                     None

      (m1)                    Shareholder Servicing Plan (Institutional
                              Class)(1)

      (m3)                    Shareholder Servicing Agreement (Institutional
                              Class)(1)

      (o1)                    Multiple Class Expense Allocation Plan (Rule
                              18f-3)(1)

      (o2)                    First Amended and Restated Multiple Class Expense
                              Allocation Plan(2)

(1) Incorporated by reference to the Registrant's Registration Statement on Form N-1A filed April 1, 1997 (Accession No. 0001029869-97-000412).

(2) Incorporated by reference to the Registrant's Registration Statement on Form N-1A filed April 21, 1998 (Accession No. 0001029869-98-000529).

(3) Incorporated by reference to the Registrant's Registration Statement on Form N-1A filed April 23, 1999 (Accession No. 0000897436-99-103).

(4) Incorporated by reference to the Registrant's Registration Statement on Form N-1A filed April 28, 2000 (Accession No. 0000897436-00-000180.

(5) Incorporated by reference to the Registrant's Registration Statement on Form N-1A filed April 30, 2004 (Accession No. 0000950156-04-000117).

(6) Incorporated by reference to the Registrant's Registration Statement on Form N-1A filed April 28, 2005 (Accession No. 0000950156-04-000117).

(7) Incorporated by reference to the Registrant's Registration Statement on Form N-1A filed May 1, 2006 (Accession No. 0000950156-06-000162).

* Pursuant to General Instructions B2 of Form N-1A, a registration statement filed under only the Investment Company Act of 1940 shall consist of the facing sheet of the Form, responses to all items of Part A and B except Items 1, 2, 3, 5 and 9 of Part A thereof, responses to all items of Part C except Items 23(e) and (i)-(k) and the required signatures and all other documents that are required or which the Registrant may file as part of the registration statement.

Item 24. Persons Controlled by or Under Common Control with Registrant

As of the close of business on April 1, 2007, there were no outstanding shares of the Merrimac Cash Fund.

As of April 1, 2007, the Merrimac Treasury Plus Fund was inactive.

Item 25. Indemnification

Under Article V of the Registrant's Declaration of Trust, the Trust shall indemnify, to the fullest extent permitted by law (including the 1940 Act), each Trustee, officer or employee of the Trust (including any Person who serves at the Trust's request as a director, officer or trustee of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by such Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such Person may be involved or with which such Person may be threatened, while in office or thereafter, by reason of such Person being or having been such a Trustee, officer, employee, except with respect to any matter as to which such Person shall have been adjudicated to have acted with bad faith, willful misfeasance, gross negligence or reckless disregard of such Person's duties, such liabilities and expenses being liabilities only of the Portfolio Series out of which such claim for indemnification arises; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for such payment of for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Person's office (i) by the court or other body approving the settlement or other disposition; or (ii) based upon a review of readily available facts (as opposed to a full trial-type inquiry), by written opinion from independent legal counsel approved by the Trustees; or (iii) by a majority of the Trustees who are neither Interested Persons of the Trust nor parties to the matter, based upon a review of readily available facts (as opposed to a full trial-type inquiry).

Item 26. Business and Other Connections of Investment Adviser

Investors Bank serves as investment adviser to the Merrimac Cash Portfolio (in which the Merrimac Cash Fund has invested all of its assets) and the Merrimac Treasury Plus Portfolio (in which the Merrimac Treasury Plus Fund has invested all of its assets). Investors Bank was organized in 1969 as a Massachusetts-chartered trust company and provides domestic and global custody, multi-currency accounting, institutional transfer agency, performance measurement, foreign exchange, securities lending and mutual fund administration services to a variety of financial asset managers, including mutual fund complexes, investment advisers, banks and insurance companies.

INVESTORS BANK & TRUST COMPANY - ADVISORY DIVISION, serves as the investment adviser to the Registrant. The list required by this Item 26 of officers and directors of the Investment Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years, is incorporated by reference to Schedules A and D of Form ADV filed by the Investment Adviser pursuant to the Advisers Act (SEC File No. 801-60166).

LEHMAN BROTHERS ASSET MANAGEMENT LLC serves as the investment sub-adviser to the Registrant. The list required by this Item 26 of officers and directors of the Investment Sub-Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years, is incorporated by reference to Schedules A and D of Form ADV filed by the Investment Sub-Adviser pursuant to the Advisers Act (SEC File No. 801-61757).

M&I INVESTMENT MANAGEMENT CORP. serves as the investment sub-adviser to the Registrant. The list required by this Item 26 of officers and directors of the Investment Sub-Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years, is incorporated by reference to Schedules A and D of Form ADV filed by the Investment Sub-Adviser pursuant to the Advisers Act (SEC File No. 801-9118).

Item 27. Principal Underwriters

Not Applicable

Item 28. Location of Accounts and Records

The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the locations set forth below. (The Merrimac Cash Fund and the Merrimac Treasury Plus Fund are referred to as the "Funds" and the Merrimac Cash Portfolio and the Merrimac Treasury Plus Portfolio are referred to as the Portfolios.)

Investors Bank & Trust Company
200 Clarendon Street
Boston, MA 02116
(Investment Adviser to the Portfolios; Administrator, Custodian and Transfer Agent for the Funds and the Portfolios)

Lehman Brothers Asset Management LLC
125 High Street, 17th Floor
Boston, MA  02110
(Investment Sub-Adviser to the Merrimac Cash Portfolio)

M&I Investment Management Corp.
111 East Kilbourn Avenue
Milwaukee, Wisconsin  53202
(Investment Sub-Adviser to the Merrimac Treasury Plus Portfolio)

IBT Trust Company (Canada)
1 First Canadian, King Street West
Suite 2800 P.O. Box 231
Toronto, CA  M5X1C8
(Fund Accountant for the Portfolios)

Item 29. Management Services

Not Applicable

Item 30. Undertakings

Not Applicable

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Fund has duly caused this Amendment No. 10 to the Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized in the City of Boston, and Commonwealth of Massachusetts as of the 1st day of May, 2007.



MERRIMAC FUNDS

/s/ Paul J. Jasinski
----------------------------------
By: Paul J. Jasinski
Its:  President

                                 EXHIBIT INDEX

EXHIBIT NUMBER         DESCRIPTION
-------------------------------------------------------------------------------
(b)(2)                 Amendment No. 1 to the By-Laws
(h)(4)                 Amendment to Transfer Agency and Service Agreement
                       between Registrant and Investors Bank